EXHIBIT 8.0


                     [LETTERHEAD OF GREENBERG TRAURIG, P.A.]

October 9, 1998



Board of Directors
Cardiac Control Systems, Inc.
3 Commerce Boulevard
Palm Coast, FL  32164

      Re: Agreement of Merger and Plan of Reorganization among Cardiac Control Systems, Inc., CTG Merger Sub, Inc. and Catheter Technology Group, Inc.

Gentlemen:

          You have requested that we render an opinion with regard to certain Federal income tax consequences of: (i) the proposed merger (the "Restructuring Merger") of Cardiac Control Systems, Inc., a Delaware corporation ("Cardiac"), with and into CTG Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of Catheter Technology Group, Inc., a Delaware corporation ("CTG"), pursuant to the terms of an Agreement of Merger and Plan of Reorganization, dated as of September 20, 1998, by and between CTG, Cardiac, and Merger Sub (the "Restructuring Agreement"), as described in the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission (the "Registration Statement"); and (ii) a one for five reverse stock split (the "Reverse Split") of common stock, $.10 par value per share, of Cardiac ("Cardiac Common Stock"). The Restructuring Merger, as structured, contemplates, among other things, that, simultaneously with the Restructuring Merger, Electro-Catheter Corporation, a New Jersey corporation, will merge with and into CCS Subsidiary, Inc., a New Jersey corporation and a direct, wholly-owned subsidiary of Merger Sub.

      In connection with this opinion, we have examined, are familiar with and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Restructuring Agreement; (ii) the Registration Statement; and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions stated below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. All of such assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the Federal income tax consequences described herein may be inapplicable. In rendering the opinions stated below, we have relied upon certain written representations and covenants of CTG, Merger Sub and Cardiac, which are annexed hereto. We have not attempted to verify independently the accuracy of the information

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contained in any such document. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Restructuring Agreement.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change at any time, possibly with retroactive affect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, any or all of the Federal income tax consequences discussed below may become inapplicable.

          Based upon and subject to the foregoing, we are of the opinion that the Restructuring Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and CTG, Merger Sub and Cardiac each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

          As a tax-free reorganization, the Restructuring Merger will have the following Federal income tax consequences for the stockholders of Cardiac.

          1. No gain or loss will be recognized by holders of Cardiac Common Stock as a result of the exchange and conversion of such shares for shares of common stock, $0.10 par value per share, of CTG ("CTG Common Stock") pursuant to the Restructuring Merger in the manner set forth in the Restructuring Agreement.

          2. The aggregate tax basis of the shares of CTG Common Stock received by each stockholder of Cardiac will equal the aggregate adjusted tax basis of such stockholder's shares of Cardiac Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Restructuring Merger.

          3. The holding period for the shares of CTG Common Stock received by each stockholder of Cardiac will include the holding period for the shares of Cardiac Common Stock of such stockholder exchanged in the Restructuring Merger, provided such shares of Cardiac Common Stock were held as capital assets at the Restructuring Effective Time. In addition, no gain or loss will be recognized by either Cardiac or CTG as a result of the consummation of the Restructuring Merger.

          Based upon and subject to the foregoing, we are of the opinion that the Reverse Split will, under current law, constitute a tax-free recapitalization under Section 368(a)(1)(E) of the Code.

          As a tax-free recapitalization, the Reverse Split will have the following Federal income tax consequences for the stockholders of Cardiac.

           1. No gain or loss will be recognized by holders of Cardiac Common Stock as a result of the receipt of new shares of Cardiac Common Stock in exchange for existing shares of Cardiac Common Stock held by such stockholders, except that gain or loss will be

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recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a stockholder of Cardiac in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Cardiac Common Stock allocable to such fractional share interest. Any capital gain or loss recognized by a Cardiac stockholder will be long-term capital gain or loss if the stockholder has held such stockholder's shares of Cardiac Common Stock for longer than one year.

           2. The aggregate tax basis of the new shares of Cardiac Common Stock received by each stockholder of Cardiac will equal the aggregate adjusted tax basis of such stockholder's existing shares of Cardiac Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) surrendered in exchange therefor.

           3. The holding period for the new shares of Cardiac Common Stock received by each stockholder of Cardiac in exchange for existing shares of Cardiac Common Stock will include the holding period for the existing shares of Cardiac Common Stock of such stockholder surrendered therefor, provided such shares of Cardiac Common Stock were held as capital assets at the time of the Reverse Split.

          Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Restructuring Merger or the Reverse Split or of any transactions related to the Restructuring Merger or the Reverse Split or contemplated by the Restructuring Agreement. In addition, this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws. This opinion is being furnished to you in connection with the Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to this opinion and to this firm in the Registration Statement.

                                    Very truly yours,

                                    /s/ GREENBERG TRAURIG, P.A.
                                        -----------------------
                                        GREENBERG TRAURIG, P.A.



                                  [LETTERHEAD]

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REPRESENTATION LETTER FROM CARDIAC CONTROL SYSTEMS, INC., CATHETER TECHNOLOGY
              GROUP, INC. AND CTG MERGER SUB, INC. FOR TAX OPINION



                        October 9, 1998


Greenberg Traurig, P. A.
111 N. Orange Avenue, Suite 2050
Orlando, Florida 32801

      RE: MERGER PURSUANT TO THE AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (THE "RESTRUCTURING MERGER AGREEMENT"), DATED AS OF SEPTEMBER 23, 1998, AMONG CATHETER TECHNOLOGY GROUP, INC., A DELAWARE CORPORATION ("ACQUIROR"), CTG MERGER SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF ACQUIROR ("MERGER SUB") AND CARDIAC CONTROL SYSTEMS, INC., A DELAWARE CORPORATION ("CARDIAC").

Gentlemen:

This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Restructuring Merger Agreement. The Restructuring Merger Agreement, including exhibits and schedules attached thereto, is referred to as the "AGREEMENT."

After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant:

      1. The assets transferred to Cardiac pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Cardiac immediately prior to the Merger will continue to be held by Cardiac immediately after the Merger. For the purpose of determining the percentage of Cardiac's and Merger Sub's net and gross assets held by Cardiac immediately following the Merger, the following assets will be treated as property held by Merger Sub or Cardiac, as the case may be, immediately prior but not subsequent t& the Merger: (i) assets disposed of by Cardiac or Merger Sub (other than assets transferred from Merger Sub to Cardiac in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Cardiac, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective

Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Acquiror regarding the Merger (the "PRE-MERGER PERIOD"); (ii) assets used by Cardiac or Merger Sub to pay stockholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger; and (iii) assets used to make distribution, redemption or other payments in respect of stock of Cardiac or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

      2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, Cardiac has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period;

      3. Acquiror's and Cardiac's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

      4. On the Effective Time of the Merger, Cardiac will have no outstanding equity interests other than those disclosed in the Restructuring Merger Agreement. At the time of the Merger, except as specified in the Restructuring Merger Agreement, Cardiac will have no outstanding warrants, options, or convertible securities or any other type of right outstanding pursuant to which any person could acquire shares of Cardiac stock or any other equity interest in Cardiac, other than those disclosed in the Restructuring Merger Agreement or the Disclosure Schedule with respect thereto;

      5. In the Merger, shares of stock of Cardiac representing "Control" of Cardiac will be exchanged solely for shares of voting stock of Acquiror. At the Effective Time of the Merger, there will exist no rights to acquire Cardiac stock or to vote (or restrict or otherwise control the vote of) shares of stock of Cardiac which, if exercised, would affect Acquiror' s acquisition and retention of control of Cardiac. For purposes of this paragraph, shares of the stock of Cardiac exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of Cardiac perfecting dissenters' rights, if any, or in lieu of fractional shares of Acquiror Common Stock) will be treated as shares of stock of Cardiac outstanding on the date of the Merger but not exchanged for shares of voting stock of Acquiror. As used in this letter, "CONTROL" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

      6. The total fair market value of all consideration other than shares of Acquiror Common Stock received by stockholders of Cardiac in the Merger (including, without limitation, cash paid to Cardiac stockholders perfecting dissenters' rights or in lieu of fractional shares of

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Acquiror Common Stock) will be less than ten percent (10%) of the aggregate fair market value of shares of stock of Cardiac outstanding immediately prior to the Merger;

      7. Neither Cardiac nor Acquiror has any plan or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Acquiror losing Control of Cardiac;

      8. Except for transfers of assets or stock by the Acquiror to a corporation controlled by the Acquiror, Cardiac has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub in the Merger except for dispositions made in the ordinary course of business or to pay expenses incurred by Cardiac pursuant to the Merger;

      9. Except for transfers of assets or stock by the Acquiror to a corporation controlled by the Acquiror, Acquiror has no plan or intention to:
(a) liquidate Cardiac; (b) merger Cardiac with or into another corporation including Acquiror or its affiliates; (c) sell, distribute or otherwise dispose of the stock of Cardiac, to cause Cardiac to sell or otherwise dispose of the stock of Cardiac; or (d) cause Cardiac to sell any of its assets or of any of the assets acquired from Merger Sub in the Merger except for dispositions made in the ordinary course of business or to pay expenses incurred by Cardiac pursuant to the Merger. Acquiror has no plan or intention to reacquire any of its stock issued in the Merger.

      10. Prior to the merger, Acquiror will be in "Control" Merger Sub. In the Merger, Merger Sub will have no liabilities assumed by Cardiac and will not transfer to Cardiac any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement.

      11. Cardiac and Acquiror intend that Cardiac will continue its historic business or use a significant portion of its historic business assets in a business following the Merger;

      12. The liabilities of Cardiac have been incurred by Cardiac in the ordinary course of its business;

      13. The fair market value of Cardiac's assets will, on the Effective Time of the Merger, exceed the aggregate liabilities of Cardiac plus the amount of liabilities, if any, to which such assets are subject;

      14. Each of Acquiror and Cardiac is not and will not be on the Effective Time of the Merger an "INVESTMENT COMPANY." As used in this letter "INVESTMENT COMPANY" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent more of the combined voting power of all classes of stock entitled to vote, or 50 percent

                                      -3-

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or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables) and government securities. No assets have been acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

      15. Each of Acquiror and Cardiac is not and will not be on the Effective Time of the Merger under the jurisdiction of a court in a case under Title 11 of the United States Code or similar case. A similar case means a receivership, foreclosure, or similar proceeding in Federal or State court.

      16. Cardiac has made no extraordinary distributions within the meaning of Temporary Federal Treasury Regulation Section 1.368-1 T(e) with respect to its stock, prior to and in connection with the Merger;

      17. Cardiac has not redeemed and no related person with respect to Cardiac, as such term is defined by Treasury Regulation Section 1.368-1 (e)(3), (without regard to Section 1 .368-l(e)(3)(i)(a)). has purchased any Cardiac stock prior to and in connection with the Merger;

      18. Except with respect to (i) payments of cash to stockholders of Cardiac in lieu of fractional shares of Acquiror Common Stock, and (ii) payments of cash to stockholders of Cardiac perfecting dissenters' rights, one hundred percent (100%) of the shares of stock of Cardiac outstanding immediately prior to the Merger will be exchanged solely for shares of Acquiror Common Stock. Thus, except as set forth in the preceding sentence, Cardiac intends that no consideration be paid or received (directly or indirectly, actually or constructively) for shares of stock of Cardiac other than shares of Acquiror Common Stock;

      19. The fair market value of the shares of Acquiror Common Stock received by each stockholder of Cardiac will be approximately equal to the fair market value of the shares of stock of Cardiac surrendered in exchange therefor and the aggregate consideration received by stockholders of Cardiac in exchange for their shares of stock of Cardiac will be approximately equal to the fair market value of all of the outstanding shares of stock of Cardiac immediately prior to the Merger;

      20. Merger Sub, Acquiror, Cardiac and each stockholder of Cardiac will each pay separately his, her or its own expenses relating to the Merger;

      21. There is no intercorporate indebtedness existing between Acquiror and Cardiac or between Merger Sub and Cardiac that was issued, acquired, or will be settled at a discount as a result of the Merger; Acquiror will assume no liabilities of Cardiac or any stockholder of Cardiac in connection with the Merger;

      22. None of the compensation received by any stockholder-employees of Cardiac will be separate consideration for, or allocable to, any of their shares of stock of Cardiac; none of the shares of Acquiror Common Stock received by any stockholder-employees of Cardiac will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any stockholder-employees of Cardiac will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

      23. The payment of cash in lieu of fractional shares of Acquiror Common Stock is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to Cardiac stockholders instead of issuing fractional shares of Acquiror Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to Cardiac stockholders in exchange for their shares of Cardiac stock. The fractional share interests of each Cardiac stockholder will be aggregated, and no Cardiac stockholder will receive cash in an amount equal to or greater than the value of one full share of Acquiror Common Stock; and

      24. Each of Merger Sub, Acquiror and Cardiac is authorized to make all of the representations set forth herein.

The undersigned recognizes that: (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreement and documents related thereto; and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Cardiac pursuant to Acquiror's exercise of control over Cardiac after the Merger.

The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                     Very truly yours,

                                    CARDIAC CONTROL SYSTEMS, INC.

                                    By: /s/ ALAN J. RABIN
                                            ----------------------
                                            Alan J. Rabin
                                            President


                                    CATHETER TECHNOLOGY GROUP,
                                    INC.

                                    By: /s/ ALAN J. RABIN
                                            ----------------------
                                            Alan J. Rabin
                                            President

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                                    CTG MERGER SUB, INC.


                                    By: /s/ ALAN J. RABIN
                                            ----------------------
                                            Alan J. Rabin
                                            President

                                      -6-